EXHIBIT 15

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/14/25 to 10/31/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/10/2025	Sell	1,000	10.92
10/15/2025	Sell	16,269	10.95
10/22/2025	Sell	34,806	10.93
10/23/2025	Sell	30,172	10.94
10/24/2025	Sell	63,536	10.95
10/27/2025	Sell	18,794	10.95
10/28/2025	Sell	61,572	10.94
10/29/2025	Sell	31,445	10.98
10/30/2025	Sell	26,278	10.95
10/31/2025	Sell	86,071	11.01